Exhibit 99.1

FOR IMMEDIATE RELEASE:	May 5, 2015
NW Natural Reports Results for the
Quarter Ended March 31, 2015
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•	Consolidated net income was $28.5 million for the first quarter of 2015, or $1.04 per share, compared to $37.9 million, or $1.40 per share, in 2014.

•
First quarter results include a regulatory disallowance for past environmental costs of $15 million pre-tax or $0.33 per share after-tax. Excluding the disallowance, net income was $37.6 million or $1.37 per share.

•	Customer growth rate was 1.3% at March 31, 2015, with 9,100 customers added in the last twelve months.

•	Company's Integrated Resource Plan (IRP) was acknowledged by Oregon and Washington regulators, outlining long-term capital investment requirements based on customer growth and infrastructure needs.

•	Permitting and land acquisition work continues on the North Mist gas storage expansion project.
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PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported consolidated net income of $28.5 million for the first quarter of 2015, or $1.04 per share. Results for the quarter were impacted by a $9.1 million after-tax charge related to the environmental regulatory disallowance associated with a February 2015 OPUC Order in the Company's Site Remediation and Recovery Mechanism (SRRM) docket. Under the Order, the Company was required to forego collection of $15 million, pre-tax, out of the approximate $95 million of environmental expenditures and associated carrying costs deferred through 2012. As adjusted, consolidated net income for the quarter was $37.6 million, or $1.37 per share, excluding the regulatory disallowance, compared to net income of $37.9 million, or $1.40 per share, for the first quarter of 2014.

"While the first quarter write-down for environmental costs was disappointing, this major decision is behind us, and we now have approval to fully recover prudently incurred environmental costs in Oregon going forward," said Gregg Kantor, President and Chief Executive Officer. "During the quarter, another significant milestone was the acknowledgment of our IRP in both Oregon and Washington, which identifies a number of utility capital investments we will be pursuing over the next several years."

Consolidated Results
Consolidated results highlights include:

	Three Months Ended March 31,
	2015		2014
In thousands, except per share data	Amount	Per Share	Amount	Per Share	$ Change
Net income and earnings per share	$28,486	$1.04	$37,884	$1.40	$(9,398)
Adjustments:
Regulatory environmental disallowance, net of taxes $5,925(1)	9,075	0.33	—	—	9,075
Adjusted net income(1) (Non-GAAP)	$37,561	$1.37	$37,884	$1.40	$(323)
Utility margin	$130,601		$130,294		$307
Gas storage operating revenues	5,303		7,835		(2,532)
(1) Regulatory environmental disallowance of $15 million is recorded in utility operations and maintenance expense. Adjusted EPS and net income are non-GAAP measures based on the after-tax disallowance. EPS is calculated using the combined federal and state statutory tax rate of 39.5% and divided by 27,369 thousand dilutive shares for the quarter.

Net income for the first quarter of 2015 was down $9.4 million compared to the same period last year largely due to the $9.1 million after-tax charge related to the regulatory disallowance. Excluding the charge, results were relatively flat year-over-year with an increase in utility margin and other income, offset by a decrease in gas storage operating revenues and an increase in utility operations and maintenance expense.

Utility Results
For the three months ended March 31, 2015, net income from utility operations decreased $7.7 million to $28.3 million, as compared to the same period in 2014. The decrease was driven by the $9.1 million after-tax charge for the regulatory disallowance. Other factors included a $0.3 million increase in utility margin and a $4.0 million increase in other income, which was primarily due to the recognition of interest income from our deferred environmental account balances. These increases were offset by an additional $3.8 million of operations and maintenance expense due to increased compensation costs and other items.

Customer growth. NW Natural's customer growth rate for the trailing 12-month period ended March 31, 2015 was 1.3%. The Company added over 9,000 customers during the trailing 12-month period and now serves approximately 707,000 customers.

Utility Volumes and Margin.

	Three Months Ended March 31,
Dollars and therms in thousands	2015	2014	Change	% Change
Gas sales & transportation deliveries	329,977	406,217	(76,240)	(19)%
Utility margin	$130,601	$130,294	$307	—%

For the quarter, total gas sales and transportation deliveries decreased 76.2 million therms, or 19%, compared to the same period last year due to warmer weather. Average temperatures in the period were 22% warmer than a year ago and 20% warmer than normal. Despite warmer weather, utility margin for the quarter increased $0.3 million over last year due to customer growth and added rate-base returns on certain investments as well as gains from our gas cost incentive sharing resulting from lower gas prices.

Environmental Site Remediation and Recovery Mechanism (SRRM). As a result of the OPUC Order in the SRRM docket, $15 million of the $95 million in total environmental remediation expenses deferred through 2012 were disallowed. The OPUC found the $95 million to be prudent but disallowed this amount from rate recovery based on its determination of how an earnings test should apply to years between 2003 and 2012, with adjustments for factors the OPUC deemed relevant. The Company recognized the $15 million pre-tax disallowance, or $9.1 million after-tax charge, during the first quarter of 2015. The Company filed the required compliance report on March 31, 2015 with the OPUC demonstrating proposed implementation of the Order. The compliance filing is subject to review and approval by the OPUC and, as a consequence thereof, additional or different implementation procedures could be required, which may, among other things, result in additional impacts to earnings.

Integrated Resource Plan. We received acknowledgment of our recently filed IRP in Oregon and Washington, which outlines long-term capital investments based on projected customer and infrastructure needs. Among other things, the IRP included projected infrastructure projects such as continued refurbishments of the Newport LNG facility in Oregon over the next three years with an expected investment of approximately $20 million and upgrading distribution infrastructure in Clark County, Washington which could total approximately $25 million over the next five years. These and other investments are included in our capital budget plans for 2015 and the next several years. The IRP also discusses various changes to the gas supply resource portfolio and specifically preserves the optionality of participating in both the cross-Cascades and Pacific Connector interstate pipeline projects.

Gas Storage Results
For the first quarter of 2015, gas storage net income decreased $1.5 million compared to the same period last year. The decrease was mainly driven by a $2.5 million drop in operating revenues. We contracted capacity for the 2014-15 gas storage year ending March 31, 2015 with shorter-term contracts at lower market prices than in previous years. Gas storage contract prices for the 2015-16 gas storage year are slightly higher, but prices are still significantly lower than the long-term contracts that expired at the of the 2013-14 gas storage year.

Consolidated Operations and Maintenance (O&M) Expense
Operations and maintenance highlights include:

	Three Months Ended March 31,		Change
In thousands	2015	2014
Operations and maintenance	$54,116	$35,386	$18,730
Environmental disallowance	15,000	—	15,000
Adjusted operations and maintenance (non-GAAP)	$39,116	$35,386	$3,730

Operations and maintenance expense for the first quarter of 2015 increased $18.7 million compared to last year due to the effect of the $15 million pre-tax charge for the regulatory disallowance and an additional $1.0 million of other expenses related to the Order. Other contributing factors included a $1.9 million increase in compensation and benefit expense including higher wage rates under the new union labor contract, which became effective June 1, 2014, as well as increased health care, pension, and employee incentive costs. The remaining increase was related to non-payroll costs mostly associated with higher system maintenance and safety program costs and costs related to our ongoing growth initiatives.

Other Income and Expense, Net
Other income and expense, net highlights include:

	Three Months Ended March 31,		Change
In thousands	2015	2014
Other income and expense, net	$5,049	$1,383	$3,666

Other income for the first quarter of 2015 increased $3.7 million. The increase primarily reflects the recognition of $5.3 million related to the equity component in interest income from our deferred environmental expenses as a result of the regulatory Order. In addition, we incurred interest expense of $0.6 million on other deferred regulatory balances during the first quarter of 2015, compared to interest income of $0.6 million for the same period of 2014. The environmental regulatory balance changed from an asset position during the first quarter of 2014 to a liability position at March 31, 2015 as the result of additional insurance proceeds received in 2014.

Cash Flows
Cash provided by operations for the first three months of 2015 was $118 million, compared to $220 million for the same period in 2014. The decrease is primarily due to receiving $91 million of environmental insurance recoveries in 2014, which did not recur in 2015 and other working capital changes.

Earnings Guidance for 2015
The Company reaffirmed earnings guidance for 2015 in the range of $1.77 to $1.97 per share. As adjusted, our earnings guidance is $2.10 to $2.30 per share for 2015 excluding the effects of the $15.0 million pre-tax charge, which is equivalent to $0.33 per share after-tax1, for the regulatory disallowance associated with the OPUC order on the recovery of past environmental cost deferrals. The Company’s 2015 earnings guidance assumes continued customer growth from our utility segment, average weather conditions, slow recovery of the gas storage market, and no other significant changes in prevailing legislative and regulatory policies or outcomes.

1Impact on earnings per share assumes average shares outstanding of 27.3 million and an income tax rate of 39.5%.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.5 cents a share on the Company’s common stock. The dividends will be payable on May 15, 2015 to shareholders of record on Apr. 30, 2015. Currently, the Company’s indicated annual dividend rate is $1.86 per share.

Presentation of Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share or exclude the after-tax regulatory disallowance related to the OPUC's 2015 environmental order, which are non-GAAP financial measures. We present net income, EPS, and operations and maintenance expense excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, we believe the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references in this section to EPS are on the basis of diluted shares. We use such non-GAAP measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on May 5, 2015 to review the Company's financial and operating results for the three months ended March 31, 2015.

To hear the conference call live, please dial 1-866-267-6789 within the United States and 1-855-669-9657 from Canada. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10062239). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, environmental cost recoveries, allocation of environmental insurance settlement proceeds, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, capital expenditures, gas reserves and investments and regulatory recoveries related thereto, free cash flow levels, revenues and earnings and timing thereof, dividends, effects of regulatory disallowance, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 707,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $3.0 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:	Media Contact:
Nikki Sparley	Melissa Moore
Phone: 503-220-4211 ext. 5857	Phone: 503-220-2436
Email: n1s@nwnatural.com	Email: msm@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statements
(Consolidated - Unaudited)

	Three Months Ended
In thousands, except per share amounts	03/31/15	03/31/14	Change	% Change
Income from operations	$53,001	$75,028	$(22,027)	(29)%
Net Income	28,486	37,884	(9,398)	(25)

Diluted average shares of common stock outstanding	27,369	27,126	243	1
Diluted earnings per share of common stock	1.04	1.40	(0.36)	(26)

	Twelve Months Ended
In thousands, except per share amounts	03/31/15	03/31/14	Change	% Change
Income from operations	$120,938	$143,568	$(22,630)	(16)%
Net income	49,294	60,783	(11,489)	(19)

Diluted average shares of common stock outstanding	27,270	27,051	219	1
Diluted earnings per share of common stock	1.81	2.25	(0.44)	(20)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	March 31,
In thousands	2015	2014
Assets:
Current assets:
Cash and cash equivalents	$5,218	$17,929
Accounts receivable	68,531	87,264
Accrued unbilled revenue	30,076	33,515
Allowance for uncollectible accounts	(1,363)	(2,235)
Regulatory assets	67,702	27,834
Derivative instruments	658	15,846
Inventories	69,289	33,469
Gas reserves	19,112	21,990
Income taxes receivable	2,000	—
Deferred tax assets	13,491	4,915
Other current taxes	17,271	13,595
Total current assets	291,985	254,122
Non-current assets:
Property, plant, and equipment	3,017,754	2,939,760
Less: Accumulated depreciation	883,254	868,257
Total property, plant, and equipment, net	2,134,500	2,071,503
Gas reserves	125,187	134,894
Regulatory assets	348,421	285,046
Derivative instruments	117	1,078
Other investments	68,614	67,288
Restricted cash	3,000	4,000
Other non-current assets	10,577	12,453
Total non-current assets	2,690,416	2,576,262
Total assets	$2,982,401	$2,830,384
Liabilities and equity:
Current liabilities:
Short-term debt	$156,200	$32,600
Current maturities of long-term debt	40,000	80,000
Accounts payable	62,904	89,201
Taxes accrued	17,755	34,146
Interest accrued	10,427	11,144
Regulatory liabilities	24,263	37,686
Derivative instruments	23,242	1,191
Other current liabilities	35,950	38,069
Total current liabilities	370,741	324,037
Long-term debt	621,700	661,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	523,929	489,108
Regulatory liabilities	326,424	308,858
Pension and other postretirement benefit liabilities	235,516	147,733
Derivative instruments	1,117	96
Other non-current liabilities	118,059	119,376
Total deferred credits and other non-current liabilities	1,205,045	1,065,171
Equity:
Common stock	376,656	366,560
Retained earnings	418,003	419,109
Accumulated other comprehensive loss	(9,744)	(6,193)
Total equity	784,915	779,476
Total liabilities and equity	$2,982,401	$2,830,384

NORTHWEST NATURAL GAS COMPANY	Three Months Ended
Consolidated Statements of Cash Flows (Unaudited)	March 31,
In thousands	2015	2014
Operating activities:
Net income	$28,486	$37,884
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	20,111	19,589
Regulatory amortization of gas reserves	5,255	2,981
Deferred tax liabilities, net	5,918	205
Non-cash expenses related to qualified defined benefit pension plans	1,509	1,278
Contributions to qualified defined benefit pension plans	(2,630)	(2,800)
Deferred environmental (expenditures), net of recoveries	(3,315)	83,252
Non-cash regulatory disallowance of prior environmental cost deferrals	15,000	—
Non-cash interest income on deferred environmental expenses	(5,322)	—
Other	900	603
Changes in assets and liabilities:
Receivables	29,193	23,216
Inventories	8,543	27,200
Taxes accrued	6,724	26,824
Accounts payable	(26,550)	(1,671)
Interest accrued	4,348	4,041
Deferred gas costs	13,074	(14,049)
Other, net	17,005	11,579
Cash provided by operating activities	118,249	220,132
Investing activities:
Capital expenditures	(27,135)	(25,588)
Utility gas reserves	(1,860)	(19,681)
Other	49	(191)
Cash used in investing activities	(28,946)	(45,460)
Financing activities:
Common stock issued, net	700	1,400
Change in short-term debt	(78,500)	(155,600)
Cash dividend payments on common stock	(12,688)	(12,456)
Other	(3,131)	442
Cash used in financing activities	(93,619)	(166,214)
Increase (decrease) in cash and cash equivalents	(4,316)	8,458
Cash and cash equivalents, beginning of period	9,534	9,471
Cash and cash equivalents, end of period	$5,218	$17,929

Supplemental disclosure of cash flow information:
Interest paid	$5,399	$7,502
Income taxes paid	—	—

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
First Quarter - 2015

	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2015	2014	Change	2015	2014	Change
Operating revenues	$261,665	$293,386	(11)%	$722,316	$774,043	(7)%

Operating expenses:
Cost of gas	125,705	155,201	(19)	335,994	386,140	(13)
Operations and maintenance	54,116	35,386	53	155,712	138,242	13
General taxes	8,732	8,182	7	29,957	29,406	2
Depreciation and amortization	20,111	19,589	3	79,715	76,687	4
Total operating expenses	208,664	218,358	(4)	601,378	630,475	(5)
Income from operations	53,001	75,028	(29)	120,938	143,568	(16)
Other income and expense, net	5,049	1,383	265	5,599	5,532	1
Interest expense, net	10,481	11,542	(9)	43,502	45,587	(5)
Income before income taxes	47,569	64,869	(27)	83,035	103,513	(20)
Income tax expense	19,083	26,985	(29)	33,741	42,730	(21)
Net income	$28,486	$37,884	(25)	$49,294	$60,783	(19)

Common shares outstanding:
Average diluted for period	27,369	27,126		27,270	27,051
End of period	27,332	27,132		27,332	27,132

Per share information:
Diluted earnings per share	$1.04	$1.40		$1.81	$2.25
Dividends declared per share of common stock	0.465	0.460		1.85	1.84
Book value per share, end of period	28.72	28.73		28.72	28.73
Market closing price, end of period	47.95	44.01		47.95	44.01

Capital Structure, end of period:
Common stock equity	49.0%	50.2%		49.0%	50.2%
Long-term debt	38.8	42.6		38.8	42.6
Short-term debt (including amounts due in one year)	12.2	7.2		12.2	7.2
Total	100.0%	100.0%		100.0%	100.0%

Utility operating statistics:
Customers, end of period	707,472	698,372	1.3%	707,472	698,372	1.3%
Utility volumes (therms):
Residential and commercial sales	206,817	274,156		553,564	677,398
Industrial sales and transportation	123,160	132,061		463,186	475,060
Total utility volumes sold and delivered	329,977	406,217		1,016,750	1,152,458
Utility operating revenues:
Residential and commercial sales	$240,912	$270,002		$643,350	$686,886
Industrial sales and transportation	20,526	21,512		73,006	71,367
Other revenues	1,406	1,477		3,912	4,002
Less: Revenue taxes	6,538	7,496		17,879	19,237
Total utility operating revenues	256,306	285,495		702,389	743,018
Less: Cost of gas	125,705	155,201		335,994	386,140
Utility margin	$130,601	$130,294		$366,395	$356,878
Degree days:
Average (25-year average)	1,855	1,855		4,240	4,240
Actual	1,481	1,890	(22)%	3,383	4,365	(22)%
Percent colder (warmer) than average weather	(20)%	2%		(20)%	3%